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                                                                      EXHIBIT 13

                             MATERIAL CHANGE REPORT

                                   PURSUANT TO

                           NATIONAL INSTRUMENT 51-102

1.    NAME AND ADDRESS OF COMPANY

      InterOil Corporation ("InterOil")
      Suite 2, Level 2
      Orchid Plaza 79-88 Abbott St.
      Cairns, Queensland 4870
      Australia

2.    DATE OF MATERIAL CHANGE

      June 29, 2004

3.    NEWS RELEASE

      InterOil filed news releases on SEDAR on June 29, 2004.

4.    SUMMARY OF MATERIAL CHANGE

      InterOil announced that the Crude Distillation Unit at its refinery in Papua New Guinea had begun accepting feedstock on June 29, 2004.

5.    FULL DESCRIPTION OF MATERIAL CHANGE

      InterOil announced that the Crude Distillation Unit at its refinery in Papua New Guinea had begun accepting feedstock on June 29, 2004. Refined product is expected to be produced several days after this introduction.

6.    RELIANCE ON SUBSECTION 7.1(2) OR (3) OF NATIONAL INSTRUMENT 51-102

      Not Applicable

7.    OMITTED INFORMATION

      None

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8.    EXECUTIVE OFFICER

      Further information regarding the matters described in this report may be obtained from Gary M. Duvall, Vice President, Corporate Development of InterOil, who is knowledgeable about the details of the material change and may be contacted at +1 2812921800

9.    DATED at Houston, Texas USA this 6th day of July, 2004.

                                         INTEROIL CORPORATION

                                         By: (Signed) "Gary Duvall"
                                             -----------------------------------
                                             Name: Gary M. Duvall
                                             Title: Vice President
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                                                                 [INTEROIL LOGO]

NEWS RELEASE

                      FIRST CRUDE OIL FED INTO THE REFINERY

      JUNE 29, 2004 - TORONTO, CANADA - INTEROIL CORPORATION (IOL:TSX-V) (IOC:ASX/POMSOX), a Canadian company with operations in Papua New Guinea announced the following, in conjunction to its Annual General Meeting.

Refinery

      InterOil Corporation Chairman Mr. Phil Mulacek announced that at 21:00 Papua New Guinea time on Tuesday, June 29, 2004, the first crude oil was introduced into the refinery as part of the commissioning process. Mr. Mulacek said, "This event marks a key milestone for the Midstream business". He also announced that the second cargo of crude oil was received into storage at the refinery on Monday, June 28, 2004.

      InterOil is focused on Papua New Guinea and the surrounding region, and is developing an integrated energy business consisting of an oil refinery, petroleum exploration, and retail assets. The majority of the products from the refinery is secured by contracts with Shell. BP Singapore is the exclusive agent for all crude oil supplied to the refinery. In addition to the refinery and retail assets, InterOil has commenced an extensive exploration program in Papua New Guinea.

      This release may not be made in the United States.

      InterOil's common shares are traded in Canada in Canadian dollars on the TSX Venture Exchange under the symbol IOL, and on the Australian Stock Exchange,
(ASX) in CHESS Depositary Interests (CDI) in Australian dollars under the symbol IOC which trade on a 10.1 basis to common shares. InterOil Corporation shares also trade on the Port Moresby Stock Exchange in Papua New

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Guinea in the local currency (KINA) under the symbol IOC. For more information please see the InterOil website at: www.interoil.com

The TSX Venture Exchange does not accept responsibility for the adequacy or accuracy of this release.

FOR FURTHER INFORMATION:

       NORTH AMERICA                                           AUSTRALASIA
       -------------                                           -----------
Gary M Duvall                Lisa Elliott               Anesti Dermedgoglou

V.P., Corporate Development  V.P., IR Counsel           V.P., Investor Relations

InterOil Corporation         DRG&E                      InterOil Corporation

gary.duvall@interoil.com     lelliott@drg-e.com         anesti@interoil.com

Houston, TX USA              Houston, TX USA            Cairns, Qld Australia

Phone: +1 281 292 1800       Phone: +1 713 529 6600     Phone: +617 4046 4600

                              CAUTIONARY STATEMENT

This press release contains forward-looking statements. All statements, other than statements of historical facts, included in this release, including without limitation, statements regarding our drilling plans, business strategy, plans and objectives of management for future operations and those statements preceded by, followed by or that otherwise include the words "believe", "expects"', "anticipates", "intends", "estimates" or similar expressions or variations on such expressions are forward-looking statements. The Company can give no assurances that such forward-looking statements will prove to be correct. Risks and uncertainties include, but are not limited to, the existence of underground deposits of commercial quantities of oil and gas; fluctuations in prices for oil and gas production, curtailments or delays in development due to mechanical, operating, marketing or other problems, capital expenditures that are either significantly higher or lower than anticipated because the actual cost of identified projects varied from original estimates; and from the number of exploration and development opportunities being greater or fewer than currently anticipated. The Company currently has no reserves as defined under Canadian National Instrument 51-101 reserve definitions. See the Company's filings with the Canadian securities regulators for additional risks and information about the Company's business.

This press release is not an offer of securities for sale in the United States. Securities may be sold in the United States absent registration or pursuant to an exemption from registration. Any public offering of securities made in the United States will be made by means of a prospectus that may be obtained from the issuer or selling security holder and will contain detailed information about the company and management, as well as financial statements.